EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3/A, Amendment No. 1, ( No. 333-12255) of Sinclair Broadcast Group, Inc. (the "Company") of our report dated March 25, 1996 relating to the financial statements of Sullivan
Broadcasting Company, Inc. and Subsidiaries for the year ended December 31, 1995, which appears in the Company's Current Report on Form 8-K/A dated December 2, 1997 (filed April 8, 1998). We also consent to the reference to us under the heading "Experts" in such Prospectus.

Price Waterhouse LLP
Boston, Massachusetts
April 24, 1998